Exhibit 10.20

Dated 24 April 2020

Between

MDxHealth SA

and

MVM V LP

MVM GP (No.5) LP

SUBSCRIPTION AGREEMENT

relating to new ordinary shares of MDxHealth SA

SUBSCRIPTION AGREEMENT

Between:

(1)	MDxHealth SA, a limited liability company organised and existing under the laws of Belgium, having its registered office at CAP Business Center, Zone Industrielle des Hauts-Sarts, Rue d’Abhooz 31, 4040 Herstal, Belgium, registered with the Register of Legal Entities Liège (division Liège) under enterprise number 0479.292.440, hereinafter referred to as the “Issuer”;

And:

(2)	MVM V LP, a limited partnership registered in England and Wales (LP019472), with registered address at 30 St George Street, London W1S 2FH, United Kingdom,

(3)	MVM GP (No.5) LP, a limited partnership registered in Scotland (SL032976), with registered address at 50 Lothian Road, Festival Square, Edinburgh EH3 9WJ, United Kingdom,

The parties referred to sub (2) and (3) are hereinafter jointly referred to as the “Subscribers” and individually as a “Subscriber”;

The parties referred to sub (1), (2) and (3) are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)	The Issuer is a commercial-stage molecular diagnostics company. The Issuer’s shares are listed on the regulated market of Euronext Brussels. At the date of this Agreement, the Issuer’s share capital is represented by 70,528,525 outstanding shares.

(B)	In order to support the Issuer’s strategy to grow the business, the Issuer intends to increase its capital in the aggregate amount of EUR 12,738,632.94 by means of a capital increase within the framework of the authorised capital by issuing new ordinary shares to the Subscribers.

(C)	The Subscribers are prepared to subscribe to such capital increase of the Issuer by a contribution in cash under the terms and conditions set out in this subscription agreement (the “Agreement”), within the limits of the Issuer’s remaining authorised capital as available at the date of this Agreement and without the shareholding resulting from its subscription reaching 30% of the Issuer’s capital.

(D)	The new ordinary shares to be issued by the Issuer to the Subscribers will only be admitted to trading after submission and approval of a listing prospectus, as further set out below in this Agreement.

(E)	The Subscribers recognise that the further development and growth of the Issuer’s business may require the Issuer to raise additional financing in the future, whether through additional equity offerings or otherwise.

(F)	On 30 July 2019, the Issuer and an affiliated entity of the Subscribers have entered into a non-disclosure agreement with a view to enable the assessment of the Issuer’s business.

(G)	The board of directors of the Issuer has duly considered the transaction set out in this Agreement in accordance with its fiduciary duties and has unanimously approved this Agreement on 23 April 2020.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1	Interpretation

1.1	The original version of this Agreement has been drafted in English. Should this Agreement be translated into any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

1.2	Capitalised words used in this Agreement or in its recitals have the meaning ascribed to them in this Agreement.

1.3	When using the expressions “shall use its best efforts” or “shall use its best endeavours” (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Belgian legal concept of “middelenverbintenis” / “obligation de moyen”.

1.4	When using the words “shall cause” or “shall procure that” (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian law concept of “sterkmaking” / “porte-fort”.

1.5	The words “include”, “includes”, including” and all forms and derivations thereof shall mean including but not limited to.

2	Capital Increase

2.1	Subject to the terms and conditions set out in this Agreement, the Issuer shall proceed to increase the Issuer’s capital by a unanimous vote of the Board of Directors within the framework of the authorised capital (“toegestane kapitaal”/“capital autorisé”), on the basis of a special board report in accordance with article 7:198 juncto articles 7:179, 7:191 and 7:193 of the Belgian Code of Companies and Associations (a draft of which is attached as Annex 1).

2.2	The board of directors of the Issuer shall realise this by way of a capital increase in cash in an aggregate amount of EUR 12,738,632.94, against issuance of 20,162,924 new ordinary shares (the “New Shares”), with cancellation of the preferential subscription rights of the existing shareholders for the benefit of the Subscribers (the “Capital Increase”).

2.3	The Capital Increase shall take place on:

(i)	15 May 2020, or

(ii)	if the conditions precedent set forth in Clause 4.1 have not been satisfied or otherwise waived by the Subscribers by the date referred to in paragraph (i), then on the date that is fifteen Business Days (as defined below) after the earliest date that all of the conditions precedent set out in Clause 4.1 are either satisfied or waived by the Subscribers.

The day on which the Capital Increase shall take place in accordance with this Clause 2.3 shall be referred to as the “Closing Date”. For the purpose of this Agreement, “Business Day” shall mean any calendar day, other than a Saturday or a Sunday, on which banks are generally open for business in Belgium and the United Kingdom.

2.4	The subscription price per New Share (the “Subscription Price”) shall be equal to EUR 0.631785.

2.5	All New Shares shall be of the same type and shall enjoy identical rights as the existing ordinary shares in the Issuer and shall fully share in the profits of the Issuer’s current financial year which started on 1 January 2020 and any dividends or other distributions declared on or after the date of this Agreement.

2.6	The New Shares shall be initially in the registered form on the Closing Date until the Issuer shall have obtained the admission to trading on the regulated market of Euronext Brussels in accordance with Article 6.6 (the “Admission to Trading”); from the moment after the New Shares have obtained Admission to Trading, they can be converted, at the request of the Subscribers, into dematerialised form.

2.7	Following the subscription for the New Shares, the Subscribers shall make such filings and notifications of their respective holding of shares in the Issuer, as shall be required by applicable law, including (but not limited to) the applicable Belgian shareholder transparency rules.

3	Subscription commitment

On and subject to the terms and conditions set out in this Agreement (including the conditions precedent set out in Clause 4), the Subscribers undertake to the Issuer to subscribe at the Subscription Price for 20,162,924 New Shares on the Closing Date, in the proportions set out in the table below and to fully pay for such New Shares by depositing an aggregate amount of EUR 12,738,632.94 on the blocked bank account in the Issuer’s name as referred to in article 7:195 of the Belgian Code of Companies and Associations (the “Blocked Account”) at the latest on the Closing Date prior to the execution of the notarial deed in respect of the Capital Increase. The Issuer shall notify the details of the aforementioned Blocked Account to the Subscribers at the latest three Business Days prior to the contemplated Closing Date.

Subscriber	Number of shares	Subscription amount
MVM V LP	19,755,592	EUR 12,481,286.69
MVM GP (No.5) LP	407,332	EUR 257,346.25

4	Conditions precedent

4.1	The obligations of the Subscribers set out in Clause 3 are subject to the satisfaction of each of the following conditions precedent:

(i)	each of respectively Biovest NV and Valiance Holdings Limited, Valiance Life Sciences Growth Investment Fund SICAV-SIF and TopMDx Ltd. having unconditionally and irrevocably undertaken in writing to vote, or having unconditionally and irrevocably voted by correspondence, in favour of the appointment of Eric Bednarski as a new director of the Issuer at the general shareholders’ meeting referred to in Clause 6.1;

(ii)	the annual accounts of the Issuer for financial year ending 31 December 2019 being drawn up by the board of directors must be in a form without material deviations from the unaudited financial results announced by the Issuer in its press release of 26 February 2020;

(iii)	on or before the Closing Date, the Subscribers having received an irrevocable payment instruction from the Issuer in a form reasonably satisfactory to it, authorising and instructing the financial institution where the Blocked Account is held to deduct from the funds in the Blocked Account immediately after the effective realisation of the Capital Increase and the resulting issue of the New Shares on the Closing Date, and prior to any other payment from the Blocked Account, the aggregate amount equal to the fees and expenses of the Subscribers pursuant to Clause 6.5 of this Agreement and to pay such aggregate amount to any account designated by the Subscribers;

(iv)	each of the representations or warranties made by the Issuer as set out in Clause 7.1 being true or accurate as of the date of this Agreement and as of the Closing Date;

(v)	each of the representations or warranties made by the Issuer as set out in Clause 7.2 being true or accurate in all material respects as of the date of this Agreement;

(vi)	the Issuer having complied with all of its obligations under this Agreement that have to be complied with on or prior to the Closing Date; and

(vii)	on or before the Closing Date no event has occurred resulting in the destruction of the Issuer’s molecular diagnostics laboratory facility located in Irvine, California (the “Facility”) or an unplanned discontinuation of the operation of the Facility; for these purposes, an “event” means (a) any outbreak or escalation of hostilities, act of terrorism, the declaration by the United States or the state of California of a national emergency or war or other calamity or crisis; or (b) accidents, fires, explosions, plagues or epidemics, or (c) natural disasters such as but not limited to storm, cyclone, hurricane, earthquake, landslide, flood, drought etc., or (d) any event of a similar nature.

4.2	The Issuer shall use its best efforts to ensure the due satisfaction of the conditions precedent that are set out in Clause 4.1 as soon as possible.

4.3	The Subscribers may at any time waive in whole or in part any of the conditions precedent set out in Clause 4.1 by written notice to the Issuer, provided, however, that the Subscribers must confirm in writing to the Issuer (with e-mail to the Issuer’s CEO being sufficient) no later than Sunday, 26 April 2020, at 6:00 p.m. Brussels time, whether the condition precedent in paragraph (ii) of Clause 4.1 is waived or satisfied, and that in the absence of such confirmation in writing to the Issuer by that time the condition precedent in in paragraph (ii) of Clause 4.1 shall be irrevocable and definitively deemed satisfied.

5	Closing

On the Closing Date, the realisation of the Capital Increase, the subscription for the New Shares by the Subscribers and the issuance of the New Shares will be recorded in a notarial deed in accordance with article 7:186 of the Belgian Code of Companies and Associations.

6	Issuer’s undertakings

6.1	The Issuer shall, subject to the provisions of Clause 8.3, include the appointment, subject to the occurrence of the Capital Increase, of Eric Bednarski as a new director of the Issuer as a proposed resolution on the agenda of a general shareholders’ meeting of the Issuer scheduled to be held within 40 calendar days as from 28 May 2020.

6.2	With effect as from the date of this Agreement and for as long as the Subscribers jointly own 5% of the shares in the Issuer, Subscribers shall have the right to have a non-voting board observer (the “Observer”) at the board of directors of the Issuer. The Observer shall initially be Eric Bednarski and thereafter, as from the appointment of Eric Bednarski as a director, Kyle Dempsey.

As long as the Subscribers have the right to have an Observer at the board of directors as aforementioned, the Observer can be replaced at the request of the Subscribers.

The Subscribers agree that, upon written request of the Issuer, it will promptly replace the individual serving as Observer if the Observer has been in material breach of the confidentiality, discretion or no-trade commitments referred to above, or if the Observer has a management role or senior position within a significant competitor of the Issuer.

The Observer shall have access to the same level of information as a director (including in relation to information that is discussed at the level of the committees of the board of directors), and is entitled to attend meetings of the board of directors of the Issuer.

The Subscribers shall procure that the Observer will, prior to receiving any information to be provided to the Observer pursuant to this Agreement, enter into confidentiality, discretion and no-trade commitments in form and substance satisfactory to the Issuer. The Subscribers shall further procure that the Observer shall upon request of the Issuer’s board of directors, in case of a conflict of interest (in the sense of Art. 7:96 of the Belgian Code of Companies and Associations) in respect of any topic discussed on a meeting of any board of directors, leave the meeting for the period during which such topic is discussed.

6.3	Subject to the provisions of Clause 8.3, the Issuer’s Board of Directors shall use best efforts to cause the proposal set out in Clause 6.1 to be approved at the Issuer’s general shareholders’ meeting referred to in Clause 6.1 (including by supporting and defending the relevant proposal and recommending that the Issuer’s shareholders approve the relevant proposal). If the proposal set out in Clause 6.1 were not to be adopted at the Issuer’s general shareholders’ meeting referred to in Clause 6.1, the board of directors of the Issuer shall convene, subject to the provisions of Clause 8.3, as soon as reasonably practicable thereafter a special shareholders’ meeting with as agenda the same or a similar proposal to appoint a Subscribers’ representative as a director of the Issuer.

The Subscribers acknowledge that the representative that is to be appointed as director pursuant to Clause 6.1 is required to act as any other member of the Issuer’s board of directors with regard to discretion and confidentiality.

6.4	As soon as practicable after the appointment of Eric Bednarski as a director in accordance with Clause 6.1, the Issuer’s Board of Directors shall appoint Eric Bednarski as a member of the Issuer’s Nomination and Remuneration Committee and make any other required changes to the committee to ensure compliance with Belgian law.

6.5	In consideration of the Subscribers’ commitment of time and personnel and the Subscribers having incurred the expense of instructing advisers in connection with the Subscribers’ contemplated investment in the Capital Increase, the Issuer agrees to pay to the Subscribers on the Closing Date reasonable fees and all expenses of the Subscribers’ legal counsel, as well as any other expense incurred by the Subscribers in relation to the preparation of the Capital Increase, with a maximum of ninety thousand US dollars (USD 90,000) (exclusive of any applicable VAT or sales taxes, but inclusive of other costs and charges) as properly substantiated by appropriate documentation.

6.6	The Issuer undertakes to (i) apply to Euronext Brussels for the Admission to Trading of the New Shares, as soon as practicable after the Closing Date and in any event within 90 days after the Closing Date and (ii) prepare as soon as reasonably possible after the date of this Agreement, and submit as soon as practicable after the Closing Date to the FSMA for timely approval, a listing prospectus prepared in respect of the New Shares in accordance with Article 3(3) of Regulation (EU) 2017/1129 of the European Parliament and of the Council.

6.7	The Issuer undertakes that, during the Term (as defined in Clause 8) of this Agreement, neither the board of directors, nor any of its subsidiaries (for which the Issuer procures the result), nor the competent corporate bodies of its subsidiaries (for which the Issuer procures the result), shall:

(i)	decide on any issuance of shares, subscription rights or convertible bonds in the framework of the authorized capital, other than (x) for the purpose of the Capital Increase, (y) in connection with the grant of subscription rights or stock options to employees, consultants, directors or other members of the personnel of the Issuer and/or its subsidiaries, or otherwise in the ordinary course of business and consistent with past practice, or (z) pursuant to the exercise or conversion of outstanding securities or rights issued by the Issuer prior to the date of this Agreement;

(ii)	enter into any loan agreement, credit facility, bond issuance or any other form of bank debt financing arrangement in excess of EUR 2,000,000 in the aggregate (other than payment holidays or deferred payment arrangements with suppliers or customers, or similar working capital arrangements);

(iii)	make any initial or further approach or offer to, entertain any approach or offer from, or enter into or continue discussions or negotiations with, or enter into any agreement with, any other person with a view to the sale or issuance of any shares of the Issuer;

(iv)	decide on or propose any merger split, transfer or contribution of a branch of activity or universality, any sale or other form of transfer of a substantial part of the business or assets of the Issuer or any of its subsidiaries; and

(v)	take any initiatives for any share buy-back;

except in each case with the prior written approval of the Subscribers, which approval shall not be unreasonably withheld or delayed.

Nothing in this Agreement shall restrict the Issuer after the Term to do any transaction or operation, whether as referred to in paragraphs (i) to (v) or otherwise.

6.8	The Issuer undertakes, as soon as practicable after the appointment of Eric Bednarski as a director in accordance with Clause 6.1, to (i) add Eric Bednarski to the Issuer’s existing D&O insurance and (ii) procure that the Issuer’s US subsidiary, MDxHealth, Inc., will enter into indemnification agreements directly with Eric Bednarski to indemnify him, to the greatest extent permitted by law, for liabilities to the extent that they may arise from, or claims therefor which are based on, US-associated activities of the US subsidiary or the Issuer, including any claims based on a theory of derivative liability in the right of the US subsidiary.

7	Representations and warranties

7.1	The Issuer represents and warrants to the Subscribers on and as of the date of this Agreement and on and as of the Closing Date (as if the representations and warranties had been repeated on that date) that:

7.1.1	it is duly incorporated and validly existing and in good standing under the laws of Belgium, with full power and authority to conduct its business and is not in violation of any of the provisions of its organisational documents;

7.1.2	(a) it has 70,528,525 ordinary shares outstanding, (b) it has a maximum of 6,328,687 subscription rights (inschrijvingsrechten) outstanding that give right to the acquisition of ordinary shares upon their exercise or conversion, and (c) it entered into an “Agreement for the Provision of Several Convertible Loans”, dated 23 September 2019, with Kreos Capital VI (UK) Limited (“Kreos”), which allows Kreos to subscribe for up to 741,177 ordinary shares (subject to the adjustments provided for in such agreement), such that (subject to the foregoing provisions) its fully diluted share capital would be represented by a maximum of 77,598,389 ordinary shares, not taking into account the New Shares to be issued pursuant to this Agreement;

7.1.3	it has taken all necessary corporate and/or regulatory actions to authorise the execution and the performance of its obligations under this Agreement and such execution and performance do not and will not conflict with or constitute a default or breach under any provision of (i) any agreement or instrument to which it is a party, (ii) its organisational documents, or (iii) any law, regulation or stock exchange rule;

7.1.4	it has the full right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and this Agreement constitutes a valid and legally binding agreement of the Issuer enforceable in accordance with its terms;

7.1.5	the New Shares, when issued and paid for in accordance with this Agreement, will be validly and duly issued and fully paid shares of the only class of shares of the Issuer in accordance with the applicable provisions of the Issuer’s organisational documents and Belgian law; and

7.1.6	all necessary consents, authorisations, notification, actions or things required to be taken, fulfilled or done under Belgian law for the carrying out by the Issuer of the actions contemplated by this Agreement or the compliance by the Issuer with the terms of this Agreement will be in full force and effect (except in relation to the Admission to Trading of the New Shares).

7.2	The Issuer represents and warrants to the Subscribers on and as of the date of this Agreement that:

7.2.1	there has been no material change in the Issuer’s business since its 2018 Annual Report which would be reasonably likely to have a Material Adverse Effect, save as previously publicly disclosed;

7.2.2	the information that has been publicly disclosed by the Issuer contains (taken as a whole) all material information reasonably necessary to enable investors to make an informed assessment of the risks involved in the investment in shares of the Issuer, the assets and liabilities, financial position, profits and losses and prospects of the Issuer and its subsidiaries (taken as a whole);

7.2.3	except for the existence of this Agreement, it does not have at the date of entry into this Agreement any inside information (within the meaning of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse) concerning the Issuer that has not been publicly disclosed (irrespective of any legal basis to delay disclosure to the public thereof);

7.2.4	it has not received any form of formal and/or informal correspondence or other communication from the Palmetto GBA Molecular Diagnostic Services (MolDx) Program, Medicare, other governmental authorities or their respective representatives that the draft Local Coverage Determination (“LCD”) of SelectMDx may be materially to the detriment of the Issuer altered, delayed or rejected, with the exception of alterations that were requested by the Issuer;

7.2.5	it has not within the 24 months preceding the date of this Agreement received any notification from a contracting party that such contracting party will amend or change the payment obligations of the Issuer’s existing material contracts to the detriment of the Issuer, save for such amendments or changes that would not have a Material Adverse Effect;

7.2.6	it has no knowledge of any ongoing litigation or of a threat of litigation, save for such litigation or threatened litigation that would not have a Material Adverse Effect;

7.2.7	it has not been informed of any investigations, audit findings, deficiencies or negative outcomes related to laboratory investigations, regulatory certifications, accreditations or compliance matters from state organizations, federal organizations, CMS, the Clinical Laboratory Improvements Amendments (“CLIA”) or the College of American Pathologists (“CAP”) that, to its knowledge, remain open or ongoing, save for such investigations, audit findings, deficiencies or negative outcomes that would not have a Material Adverse Effect;

7.2.8	it has not been informed of any audits or investigations related to coverage, claim eligibility or payment review of claims in relation to ConfirmMDx and/or SelectMDx that, to its knowledge, remain open or ongoing, save for such audits or investigations that would not have a Material Adverse Effect;

7.2.9	it has not been informed of any adverse future changes to its Centers for Medicare and Medicaid Services (“CMS”) reimbursable amounts or to its contracted reimbursable amounts with commercial payers, except for any such changes that would not have a Material Adverse Effect; and

7.2.10	it has not been informed of any lawsuits or adversarial proceedings related to patents, freedom-to-operate, validity of claims, inventorship, or infringement for SelectMDx and ConfirmMDx, and is not aware of any issued or pending patents that would limit the Issuer’s freedom to operate in the preparation, processing or execution of the SelectMDx and ConfirmMDx tests. The scope of the issued claims of each of the issued US patents (7,252,935 and 7,524,633 and 6,596,488) would prevent an unlicensed third party from practicing the current commercial form of the ConfirmMDx test without infringing one or more claims thereof. The scope of the issued claims of issued US patent (10,329,625) would prevent an unlicensed third party from practicing the current commercial form of the SelectMDx test without infringing one or more claims thereof.

For the purposes of this Clause 7.2, “Material Adverse Effect” means any material adverse effect on, or any development resulting in a material adverse effect on, the Issuer’s future consolidated earnings and equity, provided, however, that the following shall not be considered as having a Material Adverse Effect: (A) the outbreak or pandemic of the SARS-CoV-2 virus and/or Covid-19 or, (B) the actions taken by governments or other authorities to counter the SARS-CoV-2 virus and/or Covid-19, and (C) the worsening of, respectively, this outbreak or pandemic, the consequences thereof or the measures taken to counter them.

7.3	Each of the Subscribers represent and warrant to the Issuer on and as of the date of this Agreement and on and as of the Closing Date (as if the representations and warranties had been repeated on that date) that:

7.3.1	it has taken all necessary corporate and/or regulatory actions to authorise the execution and the performance of its obligations under this Agreement and such execution and performance do not and will not conflict with or constitute a default or breach under any provision of (i) any agreement or instrument to which it is a party or (ii) its organisational documents;

7.3.2	it has the full right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and this Agreement constitutes a valid and legally binding agreement of the Subscriber enforceable in accordance with its terms; and

7.3.3	except for the New Shares that it will subscribe for pursuant to this Agreement, it does not have at the date of this Agreement any shares in the Issuer or other right to acquire such Shares.

7.4	The representations and warranties in this Agreement shall continue in full force and effect despite any completion of the arrangement for the issue and subscription of the New Shares under this Agreement.

7.5	Notwithstanding the provisions of Clause 7.4, the Issuer shall have no liability to the Subscribers for indemnification under a claim for breach of any of the representations and warranties made by the Issuer pursuant to Clauses 7.1 and 7.2, unless a claim for indemnification is notified by the Subscribers in writing to the Issuer:

7.5.1	prior to the expiry of the statute of limitations provided for by applicable law in relation to claims based on a breach of the representations and warranties made by the Issuer pursuant to Clause 7.1; and

7.5.2	within 18 months as from the Closing Date in relation to claims based on a breach of the representations and warranties made by the Issuer pursuant to Clause 7.2.

8	Term

8.1	Without prejudice to Clauses 6.1 to 6.6 and Clauses 7.4 and 7.5 which shall (subject to what is stated in such clauses) survive the termination of this Agreement, this Agreement is entered for a term (the “Term”) starting on the date of this Agreement and ending on the earlier of:

(i)	the Closing Date, and

(ii)	in any event on 30 June 2020 if the Capital Increase has not occurred by that date.

8.2	The termination of this Agreement shall not affect any accrued rights or liabilities in respect of damages for non-performance of obligations under this Agreement falling due for performance prior to such termination (including but not limited to any recourse for failure of the Issuer to comply with Clause 6.6).

8.3	It is expressly agreed and understood that:

8.3.1	the Subscribers no longer have the right to an Observer if the Capital Increase has not occurred within the Term;

8.3.2	the Issuer has the right to remove the proposed appointment of Eric Bednarski as a new director of the Issuer if the Capital Increase has not occurred by the date that the general shareholders’ meeting of the Issuer referred to in Clause 6.1 is scheduled to be held; and

8.3.3	the undertakings of the Issuer set out in Clauses 6.1 and 6.3 shall no longer apply if the Capital Increase has not occurred prior to the expiry of the Term.

9	Miscellaneous

9.1	Disclosure

The Subscribers hereby consent to the disclosure of this Agreement in (i) the press release which shall be issued by the Issuer upon the entry into this Agreement and (ii) in the listing prospectus that will be published in the respect of the New Shares, provided in each case that the Issuer shall consult in advance with the Subscribers on the wording of such disclosure.

9.2	Confidentiality

9.2.1	The existence, subject matter and content of this Agreement are confidential. Subject to Clause 9.1, each Party is prohibited from disclosing all or any part of this Agreement, or even its existence, or any information received by such Party from another Party in the framework of this Agreement, at any time.

9.2.2	Clause 9.2.1 shall not prohibit disclosure or use of any information if and to the extent that:

(i)	The disclosure or use is necessary in order to allow any Party to comply with any legal or regulatory requirement to make any announcement or to provide information to any public authority provided, however, that such Party shall consult with each other Party in respect of (a) the information that it intends to disclose in order to comply with such legal requirement and (b) the manner in which such information will be disclosed;

(ii)	The disclosure or use is required for the purpose of any judicial or arbitration proceedings arising out of or in connection with this Agreement;

(iii)	The disclosure is made to professional advisers of any Party on condition that such professional advisers undertake to comply with the provisions of Clause 9.2.1 in respect of such information as if they were a party to this Agreement;

(iv)	The information is or becomes publicly available (other than as a result of any breach by such Party of this Agreement);

(v)	The information becomes available to the Party bound by this Clause 9.2 from a source which is not bound by any obligation of confidentiality in relation to such information (as can be demonstrated by such Party’s written records and other reasonable evidence); or

(vi)	The other Parties have given prior written approval to the disclosure or use.

9.2.3	The Parties shall take all necessary actions to ensure that no accidental or unauthorised disclosure of the existence or occurrence of this Agreement occurs.

9.3	Severability

9.3.1	If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, then such provision or part of it shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

9.3.2	In such case, each Party shall use its best efforts to immediately negotiate in good faith a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

9.4	Assignment of rights and obligations

The Parties may not assign any of its rights or transfer any of the obligations under this Agreement without the prior written consent of the other Party.

9.5	Further assurance

Each of the Parties shall use reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

9.6	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to its subject matter. It replaces and annuls all prior agreements, communications, offers, proposals or correspondence, oral or written, exchanged or concluded between the parties relating to the same subject matter.

9.7	Applicable law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Belgian law.

9.8	Jurisdiction

The Dutch speaking courts of Brussels have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with this Agreement).

9.9	Counterparts

This Agreement may be signed in counterparts, in the number of originals stated hereinafter. When taken together, the counterparts signed by all parties shall constitute one and the same instrument.

[NEXT PAGE IS SIGNATURE PAGE]

Done on 24 April 2020, in three (3) originals. Each Party acknowledges receipt of its own original.

MDxHealth SA:

/s/ Koen Hoffman	/s/ Michael McGarrity
Name: Koen Hoffman Title: Chair	Name: Michael McGarrity Title: CEO

MVM V LP, represented by its manager MVM Partners LLP:

/s/ Neil Akhurst	/s/ Thomas Casdagli
Name: Neil Akhurst Title: Member	Name: Thomas Casdagli Title: Member

MVM GP (No. 5) LP, represented by its manager MVM Partners LLP:

/s/ Neil Akhurst	/s/ Thomas Casdagli
Name: Neil Akhurst Title: Member	Name: Thomas Casdagli Title: Member